UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 1, 2011

WELLS TIMBERLAND REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-53193	20-3536671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway
Norcross, Georgia 30092-3365
          (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (770) 449-7800

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.

On April 1, 2011, the board of directors of Wells Timberland REIT, Inc. (the “Registrant”) approved an amendment (the “Amendment”) to its advisory agreement (the “Advisory Agreement”) with Wells Timberland Management Organization, LLC, the Registrant's advisor (the “Advisor”). Prior to the Amendment, the Advisory Agreement provided that the Advisor would be entitled to receive: (1) a 1% annual asset management fee, (2) up to a 2% disposition fee for properties sold during the quarter worth $20 million or less and up to a 1% disposition fee for properties exceeding $20 million, (3) reimbursement of organization and offering expenses of up to 1.2% of gross offering proceeds, and (4) reimbursement of operating expenses, provided that the Registrant's total operating expenses do not exceed the greater of 2% of its average invested assets or 25% of its net income for a fiscal year ("2%/25% Limitation"), subject to certain exceptions as described in the Advisory Agreement.

The Amendment provides that, as of and for each quarter, the amount of asset management fees and operating expense reimbursements payable to the Advisor will be limited to the lesser of (1) the amounts currently payable under the Advisory Agreement, (2) one-fourth of 1.5% of assets under management, or (3) all free cash flow in excess of an amount equal to 1.05 multiplied by the Registrant's interest expense. Free cash flow is defined as EBITDA (as defined in the senior loan agreement with CoBank, ACB and Wells Fargo Securities, LLC serving as co-lead lenders and CoBank serving as administrative agent for an original principal amount of $211 million (the “Mahrt Loan”)), less all capital expenditures paid by the Registrant on a consolidated basis, less any cash distributions (except for the payments of accrued but unpaid dividends as a result of any redemptions of the Registrant's outstanding preferred stock), less any cash proceeds from the sales of the Registrant's properties equal to the cost basis of the properties sold. The payment of such amounts is still subject to the 2%/25% Limitation discussed above. The amount of the disposition fees and the reimbursement of organization and offering expenses payable pursuant to the Advisory Agreement remain unchanged.

No payments will be permitted under the Advisory Agreement if they would cause a default under the Mahrt Loan. In addition, no payments will be permitted under the Advisory Agreement if they would cause the Registrant's free cash flow coverage ratio, measured as the Registrant's free cash flow divided by its interest expense, to be less than 1.05. The Amendment also provides that the Advisor will calculate the effect of payments made to the Advisor on a pro forma basis for the following 12 months to ensure continued compliance with this free cash flow coverage ratio requirement, and any payments to the Advisor will be reduced in order to ensure such coverage.

The description of the material terms of the Amendment is qualified in its entirety by the terms of the Amendment, which is filed as Exhibit 10.1 this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events

On August 25, 2010, the Enforcement Department of the Financial Industry Regulatory Authority, Inc. (“FINRA”) notified Wells Investment Securities, Inc. (“WIS”), the dealer manager for the initial public offering of common stock of the Registrant and for the Registrant's current follow-on offering, that FINRA had made a preliminary determination that disciplinary action be brought against WIS for (1) using various sales materials related to the Registrant's public offerings that allegedly failed to comply with the content standards of FINRA's advertising rules, (2) allegedly failing to implement its supervisory system in an effective manner in order to achieve compliance with FINRA's advertising rules, and (3) allegedly failing to maintain written supervisory systems and procedures that were reasonably designed to safeguard customer information. FINRA stayed its August notification and requested additional information from WIS regarding its investigation. On March 1, 2011, the FINRA Enforcement Department notified WIS that FINRA had made a preliminary determination to recommend that disciplinary action be brought against WIS for allegedly failing to inform FINRA that the board of directors of the Registrant approved the deferral of the Registrant's election of REIT status, which was done in connection with its acquisition of the Mahrt Timberland in 2007. FINRA also proposed a censure of WIS and a fine. Before FINRA seeks authorization to issue a formal complaint, WIS has the opportunity to provide a statement to FINRA indicating why no disciplinary action should be brought. WIS intends to make such a submission responsive to the issues raised in both the August 2010 and

March 2011 notifications on or before April 11, 2011. WIS intends to vigorously defend these charges.

While the allegations do not implicate the Registrant directly, management is unable to predict at this time the potential outcome of any such enforcement action against WIS or the potential effect such enforcement action may have on the Registrant's operations, if any. Because the Registrant is dependent on WIS in connection with its current public offering, any FINRA or other regulatory actions which could have a material adverse effect on WIS could also potentially have a material adverse effect on the Registrant's ability to raise capital in its public offering and the Registrant's financial condition.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1	Amendment No. 1 to Amended and Restated Advisory Agreement among Wells Timberland REIT, Inc., Wells Timberland Operating Partnership, L.P., and Wells Timberland Management Organization, LLC

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WELLS TIMBERLAND REIT, INC.

Date: April 1, 2011	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 1 to Amended and Restated Advisory Agreement among Wells Timberland REIT, Inc., Wells Timberland Operating Partnership, L.P., and Wells Timberland Management Organization, LLC